Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of PROOF Acquisition Corp I (the “Company”) to Form S-1, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated May 28, 2021, except for Note 4 and the second paragraph of Note 8 as to which the date is October 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audit of the financial statements of PROOF Acquisition Corp I as of March 31, 2021 and for the period from March 16, 2021 (inception) through March 31, 2021, which report appears in the Registration Statement on Form S-1, as filed (File No. 333-261015) of PROOF Acquisition Corp I.

/s/ Marcum LLP

Marcum llp
Hartford, CT
November 30, 2021